UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 2, 2004

DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(216) 755-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 2, 2004, the Developers Diversified Realty Corporation (“ the Company”) entered into an agreement to purchase 15 Puerto Rican retail real estate assets, totaling nearly 5.0 million square feet from Caribbean Property Group, LLC (“CPG”). The total purchase price is approximately $1.15 billion. The transaction is expected to close during the first quarter of 2005, subject to the Company’s due diligence and other standard closing conditions.

To finance the acquisition, the Company intends to utilize approximately $300 million in proceeds generated by the joint venture sales of neighborhood grocery anchored centers from its existing portfolio. In addition, the Company will assume approximately $660 million of debt in connection with the acquisition from CPG, of which approximately 85% may be paid off within six months of closing of the acquisition. The Company intends to finance the remainder of the acquisition through a combination of sources, including additional asset sales, new debt financing and private equity. The Company is in discussions with the manager of Macquarie DDR Trust (“MDT”) regarding certain assets in the CPG portfolio, which meet MDT’s investment criteria that MDT may purchase in the future.

Item 9.01 Financial Statements and Exhibits

2.1	Purchase and Sale Agreement between MPR Puerto Rico Portfolio and the Company

2.2	Purchase and Sale Agreement between CRV Puerto Rico Portfolio and the Company

2.3	Purchase and Sale Agreement between CPR Puerto Rico Portfolio and the Company

99.1	Press Release, dated November 2, 2004, announcing the Company entered into a material definitive agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date November 5, 2004	Developers Diversified Realty Corporation (Registrant) /s/ William H. Schafer William H. Schafer Senior Vice President and Chief Financial Officer